SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          P&L COAL HOLDINGS CORPORATION





                  P&L  COAL  HOLDINGS   CORPORATION   (the   "Corporation"),   a
corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:

                  1. The name of the corporation is P&L Coal Holdings Corporation. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was February 27, 1998 under the name of P&L Coal Holdings Corporation, and the date of the filing of its Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware was May 15, 1998 under the name of P&L Coal Holdings Corporation.

                  2. This Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 103, 242 and 245 of the General Corporation Law of the State of Delaware. The Corporation has received payment for its stock.

                  3. The Board of Directors of the Corporation, pursuant to a unanimous written action in lieu of a meeting pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, adopted resolutions proposing and declaring advisable that the Corporation amend and restate its Amended and Restated Certificate of Incorporation to read in its entirety as follows:

                    FIRST: The name of the Corporation is P&L Coal Holdings Corporation.

                    SECOND: The registered office and registered agent of the Corporation is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

                    THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  FOURTH: The total number of shares of stock that the Corporation shall have the authority to issue is 43,000,000 shares, consisting of 30,000,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), 3,000,000 shares of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), and 10,000,000 shares of Non-Convertible, Exchangeable Preferred Stock, par value of $0.01 per share (the "Preferred Stock"). Set forth below with respect to each type of stock of the Corporation is a statement of the voting powers and the designations, preferences, rights, qualifications, limitations and restrictions thereof:

         A.       Class A Common Stock.

                  1. Voting Rights. Except as may otherwise be required by law, each holder of Class A Common Stock (together with the holders of Class B Common Stock and the holders of Preferred Stock) shall have one vote in respect of each share of Class A Common Stock held on all matters voted upon by the stockholders of the Corporation.

                  2. Dividends. The holders of Class A Common Stock (together with the holders of Class B Common Stock and the holders of Preferred Stock) shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors of the Corporation ratably in proportion to the number of shares of Class A Common Stock (and Class B Common Stock and Preferred Stock) held by them.

                  3. Distributions. Subject to the limitations set forth in Section C.3 of this Article FOURTH, in the event of any Liquidation Event, following Payment in Full of the Preference Amount to the holders of Preferred Stock, the holders of Class A Common Stock shall be entitled to receive all of the remaining Available Assets ratably in proportion to the number of shares of Class A Common Stock held by them until they receive Payment in Full of the Preference Amount. If such remaining Available Assets shall be insufficient to distribute to the holders of shares of Class A Common Stock the Payment in Full of the Preference Amount to which they are entitled (after Payment in Full of the Preference Amount to the holders of shares of Preferred Stock), the holders of shares of Class A Common Stock shall share ratably in any distribution of Available Assets in proportion to the number of shares of Class A Common Stock held by them. After Payment in Full of the Preference Amount to the holders of shares of Preferred Stock pursuant to Section C.3, to the holders of shares of Class A Common Stock pursuant to this Section A.3 and to the holders of shares of Class B Common Stock pursuant to Section B.3, the holders of Class A Common Stock shall be entitled (together with the holders of Class B Common Stock and the holders of Preferred Stock) to receive any remaining Available Assets ratably in proportion to the number of shares of Class A Common Stock (and Class B Common Stock and Preferred Stock) held by them.

         B.       Class B Common Stock.

                  1. Voting Rights. Except as may otherwise be required by law, each holder of Class B Common Stock (together with the holders of Class A Common Stock and the holders of Preferred Stock) shall have one vote in respect of each share of Class B Common Stock held on all matters voted upon by the stockholders of the Corporation.

                  2. Dividends. The holders of Class B Common Stock (together with the holders of the Class A Common Stock and the holders of Preferred Stock) shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors of the Corporation ratably in proportion to the number of shares of Class B Common Stock (and Class A Common Stock and Preferred Stock) held by them.

                  3. Distributions. Subject to the limitations set forth in Sections A.3 and C.3 of this Article FOURTH, in the event of any Liquidation Event, following Payment in Full of the Preference Amount to the holders of Preferred Stock and the holders of Class A Common Stock, the holders of Class B Common Stock shall be entitled to receive all of the remaining Available Assets ratably in proportion to the number of shares of Class B Common Stock held by them until they receive Payment in Full of the Preference Amount. If such remaining Available Assets shall be insufficient to distribute to the holders of shares of Class B Common Stock the Payment in Full of the Preference Amount to which they are entitled (after Payment in Full of the Preference Amount to the holders of shares of Class A Common Stock and the holders of Preferred Stock), the holders of shares of Class B Common Stock shall share ratably in any distribution of Available Assets in proportion to the number of shares of Class B Common Stock held by them. After Payment in Full of the Preference Amount to the holders of shares of Preferred Stock pursuant to Section C.3, to the holders of shares of Class A Common Stock pursuant to Section A.3 and to the holders of shares of Class B Common Stock pursuant to this Section B.3, the holders of Class B Common Stock shall be entitled (together with the holders of Class A Common Stock and the holders of Preferred Stock) to receive any remaining Available Assets ratably in proportion to the number of shares of Class B Common Stock (and Class A Common Stock and Preferred Stock) held by them.

                  4.       Conversion.

                  a. Immediately following the earliest of (i) the ninth anniversary of the initial issuance of shares of Class B Common Stock,
         (ii) the consummation of a Change of Control, an Initial Public Offering or a Recapitalization Event and (iii) the date of an election by the Board of Directors of the Corporation to convert the outstanding shares of Class B Common Stock into Class A Common Stock, all of the shares of Class B Common Stock shall be converted, without action on the part of any holder thereof, into the same number of shares of Class A Common Stock.

                  b. Each conversion of shares of Class B Common Stock into the same number of shares of Class A Common Stock shall be completed by the surrender of the certificate or certificates representing the shares (the "Shares for Conversion") converted at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may from time to time designate by notice in writing to the holders of Class B Common Stock) at any time during normal business hours. Such conversion shall be deemed to have been effected as of the open of business on the first business day immediately following the date of the event giving rise to the conversion pursuant to this Section B.4 (the "Class B Conversion Date"). From and after the Class B Conversion Date, (i) the rights of the holder of the Shares for Conversion in respect thereof will cease (other than the right to receive any dividend or other distribution that has been declared by the Board of Directors of the Corporation to be payable on or following the Class B Conversion Date to holders of record of the class of Common Stock of which the Shares for Conversion are a part on a date prior to the Class B Conversion Date), (ii) the person or persons in whose name or names the certificate or certificates for the shares to be issued (the "Converted Shares") upon such conversion of the Shares for Conversion shall be deemed to have become the holder or holders of record of the Converted Shares represented thereby and (iii) any certificate or certificates representing the Shares for Conversion shall thereafter, and without any action on the part of holder thereof, be deemed to represent the shares of Class A Common Stock into which they are convertible.

                  c. Promptly after the Class B Conversion Date, the Corporation will issue and deliver in accordance with the surrendering holder's instructions the certificate or certificates for the Converted Shares issuable upon conversion.

                  d. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon the conversion of Class B Common Stock as provided herein, the maximum number of shares as shall then be issuable upon the conversion of all then outstanding shares of Class B Common Stock.

                  e. If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other class will be proportionately subdivided or combined.

                  f. The issuance of certificates representing Converted Shares will be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and issuance; provided that the holder of such Converted Shares shall be responsible for any transfer taxes due in connection with the conversion thereof. The Corporation will not close its books against the transfer of its Common Stock in any manner which would interfere with the timely conversion of any class of Common Stock.

         C. Preferred Stock. Subject to the limitations and modifications set forth below, each share of Preferred Stock shall have the voting powers and the designations, preferences, rights, qualifications, limitations and restrictions of a share of Common Stock.

                  1. Voting Rights. Each holder of a share of Preferred Stock shall have the same voting rights as the holder of a share of Common Stock, and all holders of shares of Preferred Stock shall vote as a single class with all holders of shares of Common Stock, and not as a separate class, upon all matters in which the holders of the Common Stock are entitled to vote.

                  2. Dividends. The holders of the shares of Preferred Stock (together with the holders of any Common Stock) shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors of the Corporation ratably in proportion to the number of shares of Preferred Stock (and Common Stock) held by them.

                  3. Distributions. In the event of any Liquidation Event, the holders of Preferred Stock shall be entitled to receive all of the Available Assets ratably in proportion to the number of shares of Preferred Stock held by them, in priority to any distribution to the holders of Common Stock, until such holders of Preferred Stock receive Payment in Full of the Preference Amount. If the Available Assets shall be insufficient to distribute to the holders of shares of Preferred Stock the Payment in Full of the Preference Amount to which they are entitled, the holders of shares of Preferred Stock shall share ratably in any distribution of Available Assets in proportion to the number of shares of Preferred Stock held by them. After Payment in Full of the Preference Amount to the holders of shares of Preferred Stock pursuant to the foregoing provisions and to the holders of shares of Class A Common Stock pursuant to Section A.3 and to the holders of shares of Class B Common Stock pursuant to Section B.3 of this Article FOURTH, the holders of Preferred Stock shall be entitled (together with the holders of Common Stock) to receive any remaining Available Assets ratably in proportion to the number of shares of Preferred Stock (and Common Stock) held by them.

                  4.       Exchange.

                           a. At any time and from time to time, the Corporation
                  may exchange, at the option of the Corporation in its sole discretion, in whole or in part, the shares of Preferred Stock, share for share, into shares of Class A Common Stock.

                           b. The Corporation may exercise the right to exchange
                  shares of Preferred Stock into shares of Class A Common Stock by resolution of the Board of Directors to that effect (which may specify an event or events upon which such exercise and exchange will be effective).

                           c. On the  date for the  exchange  of the  shares  of
                  Preferred  Stock  into  shares  of Class A Common  Stock  (the
                  "Exchange Date"), such shares of Preferred Stock (the "Exchanged Shares") shall be exchanged, share for share, for shares of Class A Common Stock. As a condition of receipt of the certificate or certificates representing such Class A Common Stock, each holder of Exchanged Shares must surrender the certificate or certificates representing the Exchanged Shares to the Corporation. Each surrendered certificate shall be canceled and retired promptly after receipt by the Corporation and the capital stock evidenced thereby may be reissued by the Corporation.

                           d. From and after the Exchange  Date,  (i) the rights
                  of the holders of Exchanged Shares in respect thereof will cease (other than the right to receive any dividend or other distribution that has been declared by the Board of Directors of the Corporation to be payable on or following the Exchange Date to holders of record of Preferred Stock on a date prior to the Exchange Date), (ii) the person or persons in whose name or names the certificate or certificates for the Exchanged Shares were issued shall be deemed to have become the holder or holders of record of an equivalent number of shares of Class A Common Stock and (iii) any certificate or certificates representing Exchanged Shares shall thereafter, and without any action on the part of the holder thereof, be deemed to represent an equivalent number of shares of Class A Common Stock.

                           e. If the  Corporation  in any manner  subdivides  or
                  combines the outstanding shares of Class A Common Stock or Preferred Stock, the outstanding shares of the other class will be proportionately subdivided or combined.

                           f. The  Corporation  shall at all times  reserve  and
                  keep available out of its authorized and unissued Class A Common Stock, solely for the purpose of effecting the exchange of the Preferred Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the exchange of all then outstanding shares of Preferred Stock. The Corporation shall from time to time, subject to and in accordance with the laws of Delaware, increase the authorized amount of Class A Common Stock if at any time the number of authorized shares of Class A Common Stock remaining unissued shall not be sufficient to permit the exchange at such time of all then outstanding shares of Preferred Stock.

                  5.       Redemption.

                           a.  At  any  time   during   the   six-month   period
                  immediately following the issuance of shares of Preferred Stock by the Corporation and from time to time during such period, the Corporation may redeem, at the option of the Corporation in its sole discretion, in whole or in part, the shares of Preferred Stock for a price of $20 per share without interest thereon (the "Redemption Price").

                           b. The  Corporation  may exercise the right to redeem
                  shares of Preferred Stock by resolution of the Board of Directors to that effect (which may specify an event or events upon which such exercise and redemption will be effective).

                           c. On the date for the  redemption  of the  shares of
                  Preferred Stock (the "Redemption Date"), the full Redemption Price shall become payable in cash for the shares of Preferred Stock being redeemed on such Redemption Date (the "Redeemed Shares"). As a condition of payment of the Redemption Price, each holder of Redeemed Shares must surrender the certificate or certificates representing the Redeemed Shares to the Corporation. Each surrendered certificate shall be canceled and retired promptly after receipt by the Corporation and the capital stock evidenced thereby may be reissued by the Corporation.

                           d. On the  Redemption  Date,  unless the  Corporation
                  defaults in the payment in full of the Redemption Price, all rights of holders of the Redeemed Shares shall terminate (other than the right to receive any dividend or other distribution that has been declared by the Board of Directors of the Corporation to be payable on or following the Redemption Date to holders of record of Preferred Stock on a date prior to the Redemption Date and the right to receive the Redemption Price).

                           e. If the  Corporation  in any manner  subdivides  or
                  combines the outstanding shares of Preferred Stock, the Redemption Price will be adjusted proportionately.

         D. Certain Definitions. For purposes of this Article FOURTH, the following terms shall have the following meanings:

                  "Available Assets" means (i) in the case of a Business Combination, all cash, securities and other assets to be received by stockholders of the Corporation pursuant thereto and (ii) in the case of any other Liquidation Event, all assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders.

                  "Business Combination" means any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for cash, securities or other consideration issued or given, or caused to be issued or given, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction).

                  "Change of Control" shall mean an acquisition of all or substantially all of the direct and indirect assets of the Company and its subsidiaries (by merger, consolidation, stock or asset sale or otherwise), whereby immediately following any such transaction (i) the Lehman Fund and its affiliates own, in the aggregate less than 50% of the Corporation's outstanding voting securities that the Lehman Fund owned in the aggregate immediately following the consummation of the transactions pursuant to the Purchase Agreement, dated as of March 2, 1998, by and between the Corporation and The Energy Group PLC (excluding the anticipated sell down of approximately $75 million to occur subsequent to such consummation) or (ii) any Person individually owns more of the Corporation's then outstanding voting securities entitled to vote generally than is owned in the aggregate by the Lehman Fund and its affiliates.

                  "Initial Public Offering" shall mean the initial sale of shares of any class of the Corporation's stock to the public pursuant to an effective registration statement (other than a registration statement on Form S-4 or S-8 or any similar or successor form) filed under the Securities Act of 1933, as amended, which results in an active trading market of the lesser of 25% of the outstanding shares of the Corporation's Common Stock and a $250 million float in the marketplace. There shall be deemed to be an "active trading market" if the Corporation's Common Stock is listed or quoted on a national exchange or the NASDAQ National Market.

                  "Lehman Fund" means Lehman Brothers Merchant Banking Partners II L.P., Lehman Brothers Offshore Investment Partners II L.P., LB I Group Inc., Lehman Brothers Capital Partners III, L.P., Lehman Brothers Capital Partners IV, L.P. and Lehman Brothers MBG Partners 1998 (A) L.P., collectively.

                  "Liquidation Event" means any of the following: (i) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (ii) any Business Combination, or (iii) a sale or disposition by the Corporation or any subsidiary of the Corporation, if any, of all or substantially all of the assets of the Corporation or such subsidiary (if, with respect to such subsidiary, the assets so sold would have constituted all or substantially all of the assets of the Corporation if the assets were held directly by the Corporation).

                  "Payment in Full of the Preference Amount" is deemed to have been made at such time as the holders of the shares of Preferred Stock, Class A Common Stock or Class B Common Stock, as the case may be, shall have received in respect of each such share an aggregate amount of cash, or securities or other assets, or any combination thereof, with a fair market value equal to $20 in connection with a Liquidation Event (without giving effect to prior unrelated dividends or distributions), and in the event that the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Preferred Stock, such Payment in Full of the Preference Amount shall be adjusted accordingly.

                  "Person" means an individual, partnership, corporation, business trust, joint stock company, limited liability company, unincorporated association, joint venture or other entity of whatever nature.

                  "Recapitalization Event" shall mean a recapitalization, reorganization, stock dividend or other special corporate restructuring which results in an extraordinary distribution to the stockholders of cash and/or securities through the use of leveraging or otherwise but which does not result in a Change of Control.


                  FIFTH: The Board of Directors of the Corporation, acting by the affirmative vote of a majority of the directors then in office, may alter, amend or repeal the Bylaws of the Corporation.


                  SIXTH: The number of directors of the Corporation shall be determined in the manner provided in the Bylaws of the Corporation.

                  SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated by the Board of Directors or in the Bylaws of the Corporation.


                  EIGHTH: Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of the directors of the Corporation need not be by written ballot.

                  NINTH: Notwithstanding the provisions of Section 228 of the General Corporation Law of the State of Delaware, the stockholders of the Corporation may take action by written consent only if all of the stockholders entitled to vote on the matter sign such consent. This Article NINTH may not be amended without the unanimous consent of all stockholders entitled to vote on the matter.

                  TENTH: To the fullest extent permitted by the laws of the State of Delaware:

         A. The Corporation shall indemnify any person (and such person's heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, for and against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board of Directors of the Corporation. The Corporation may indemnify any person (and such person's heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, for and against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals.

         B. The Corporation shall promptly pay expenses incurred by any person described in the first sentence of Section A. of this Article TENTH in defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of appropriate documentation.

         C. The Corporation may purchase and maintain insurance on behalf of any person described in Section A. of this Article TENTH against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article TENTH or otherwise.

         D. The provisions of this Article TENTH shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Article TENTH shall be deemed to be a contract between the Corporation and each director or officer who serves in such capacity at any time while this Article TENTH and the relevant provisions of the laws of the State of Delaware and other applicable law, if any, are in effect, and any repeal or modification hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Article TENTH shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Article TENTH shall neither be exclusive of, nor be deemed in limitation of, any rights to which an officer, director, employee or agent may otherwise be entitled or permitted by contract, this Second Amended and Restated Certificate of Incorporation, vote of stockholders or directors or otherwise, or as a matter of law, both as to actions in such person's official capacity and actions in any other capacity while holding such office, it being the policy of the Corporation that indemnification of any person whom the Corporation is obligated to indemnify pursuant to the first sentence of Section A. of this Article TENTH shall be made to the fullest extent permitted by law.

         E. For purposes of this Article TENTH, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

         ELEVENTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

                  4. In Lieu of a meeting and vote of the stockholders, the stockholders have given written consent to such amendment and restatement of the Amended and Restated Certificate of Incorporation of the Corporation in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation this 12th day of November 1998.

                                            P&L COAL HOLDINGS CORPORATION



                                            By: /s/ Irl F. Engelhardt
                                            -----------------------------
                                            Name:    Irl F. Engelhardt
                                            Title:   Chairman and Chief
                                                     Executive Officer